CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A of ETF Managers Trust of our report dated November 28, 2016 relating to the financial statements and financial highlights included in the September 30, 2016 Annual Report to Shareholders of ETF Managers Trust.

We also consent to the references to our Firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Accounting Firm” in the Statement of Additional Information.

/s/ WithumSmith+Brown, P.C.
New York, NY
January 30, 2017